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                                                                      Exhibit 99

                            [VillageEDOCS Letterhead]

FOR IMMEDIATE RELEASE

VillageEDOCS Announces Long-Term Restructuring of Current Debt

TUSTIN, California - July 18, 2002 - VillageEDOCS, (OTCBB: VEDO - news: www.villageedocs.com) announced today that on July 15, 2002, it successfully completed the restructuring of approximately $508,000 of certain promissory notes and related accrued interest of approximately $125,000 due to one investor with original maturity dates of June 30, 2002 and October 31, 2003.

Pursuant to the Promissory Note Modification Agreement entered into on July 15, 2002, the maturity date of the various notes comprising the $508,000 of principal was extended until October 31, 2005. The restructured notes are repayable earlier in the event a controlling interest in VillageEDOCS is acquired by a third party or VillageEDOCS receives net cash proceeds from equity financing of $3,000,000 or more. In addition, these notes are convertible into VillageEDOCS common stock at any time at the option of the holder of these notes at the conversion price equal to the lower of $0.10 or the average of VillageEDOCS common stock closing bid price for the 10 consecutive trading days prior to the conversion election date. In addition, the holder of the note was granted piggyback registration rights. These notes maintain a 10% interest rate.

Management of VillageEDOCS views the restructuring as beneficial because the maturity date of such obligations are extended until October 31, 2005 unless earlier paid in accordance with the above provisions. Mason Conner, the CEO of VillageEDOCS, states "We are pleased to finalize the restructuring of this debt. This recent restructuring along with our prior restructuring and subsequent conversion to equity of over $2,000,000 of debt in May 2002 significantly improves the working capital and current ratios of VillageEDOCS. Management will now be able to focus more attention on the core business objectives of VillageEDOCS."

About VillageEDOCS

Founded in 1995, VillageEDOCS provides Internet-enabled, business-to-business document delivery services for organizations with mission-critical needs. VillageEDOCS offers the users the ability to slash capital investments and ongoing costs with its serverless desktop solution. The company's computer-based fax services offer a host of features: fax to e-mail and e-mail to fax message conversion technology, automatic retries, monitoring of receipt, ease of document manipulation, enhanced message security, and effortless document transmission.

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VillageEDOCS is headquartered in Tustin, CA and can be reached at 714.734.1030,
Fax: 714.734.1040, email: info@villageEDOCS.com, Website: www.villageedocs.com.

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein. These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in the Company's SEC reports, of which many are beyond the control of the Company. The Company assumes no obligation to update or alter the information in this news release. Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.